po

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 22, 2018

Six Flags Entertainment Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-13703	13-3995059
(Commission File Number)	(IRS Employer Identification No.)

924 Avenue J East
Grand Prairie, Texas	75050
(Address of Principal Executive Offices)	(Zip Code)

(972) 595-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Mario Centola, Vice President and Chief Accounting Officer of Six Flags Entertainment Corporation (the "Company"), will become Vice President, International Operations and Business Development, effective June 15, 2018.
Taylor Brooks, 31, will be promoted to Vice President and Chief Accounting Officer of the Company effective June 15, 2018. Mr. Brooks will be responsible for overseeing the Company's accounting function. Mr. Brooks joined the Company in 2013 as the Financial Reporting Manager and in 2015 was named Director of Accounting and Assistant Controller. Prior to joining the Company, Mr. Brooks was the Financial Reporting and Technical Research Senior Accountant at DynCorp International LLC, and prior to DynCorp he worked at Ernst & Young LLP. Mr. Brooks holds a Bachelor's degree and a Master's degree in Accounting from Abilene Christian University and is a Certified Public Accountant. In connection with Mr. Brooks' promotion, his base salary will be at least $210,000 per year and he will be eligible for an annual bonus with a target of $100,000. In addition, Mr. Brooks received an additional award under the Company’s Project 600 Program with a target award of 2,000 shares for a total target award (including his existing award) under the Company’s Project 600 Program of 9,000 shares. Mr. Brooks received an additional award under the Company’s Project 750 Program with a target award of 3,500 shares for a total target award (including his existing award) under the Company’s Project 750 Program of 6,250 shares. Mr. Brooks is also entitled to participate in or receive benefits under the employee benefit programs of the Company, including the Company’s life, health and disability programs, as well as to receive reimbursement of certain expenses incurred during his employment.

Item 7.01	Regulation FD.
On May 22, 2018, the Company announced it has entered into a purchase agreement with affiliates of Premier Parks, LLC to acquire the lease rights to operate five parks owned by EPR Properties. The parks have previously been operated by Premier Parks, LLC of Oklahoma City and include: Wet n’ Wild Splashtown in Houston, Texas; Wet n’ Wild Phoenix in Arizona; Darien Lake, located between Buffalo and Rochester, New York; and Frontier City and White Water Bay, in Oklahoma City, Oklahoma. These latest acquisitions will expand the Company’s portfolio of North American parks to twenty-five. A copy of the press release is furnished as Exhibit 99.1 hereto.

The purchase price is approximately $23 million (subject to customary adjustments). In recognition of the additional capital being deployed for the transaction, the Company’s Compensation Committee determined in accordance with the Company’s Project 600 program award agreements that as an equitable adjustment under the Company’s Project 600 program the target Modified EBITDA will be increased by $4.2 million to $605.3 million as of the closing. The closing of the transactions contemplated by the purchase agreement is expected to occur in June 2018 and is subject to customary closing conditions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Six Flags Entertainment Corporation, dated May 22, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS ENTERTAINMENT CORPORATION

	By:	/s/ Lance C. Balk
		Name:	Lance C. Balk
		Title:	Executive Vice President and General
Counsel
Date: May 22, 2018